UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2019

SABRA HEALTH CARE REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 393-8248

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SBRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2019, the Compensation Committee of the Board of Directors (the “Board”) of Sabra Health Care REIT, Inc. (the “Company”) approved new employment agreements (the “Employment Agreements”) with each of Richard K. Matros, the Company’s President and Chief Executive Officer, Harold W. Andrews, Jr., the Company’s Executive Vice President, Chief Financial Officer and Secretary, and Talya Nevo-Hacohen, the Company’s Executive Vice President, Chief Investment Officer and Treasurer (collectively, the “Executives”). Each Employment Agreement replaces in its entirety the previous employment agreement between the Company and each of the Executives dated November 22, 2010. The Employment Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated herein by reference. The following description of the Employment Agreements is qualified in its entirety by reference to such exhibits.

The Employment Agreements provide for an initial three-year term, with the term automatically renewing on the first anniversary of the effective date and annually thereafter for an additional one year term unless either party provides at least sixty days’ written notice of non-renewal and subject to earlier termination by either party. Mr. Matros’ Employment Agreement provides for an annual base salary of $925,000, and Mr. Andrews’ and Ms. Nevo-Hacohen’s Employment Agreements provide for an annual base salary of $575,000. The Employment Agreements also provide that the Executives are entitled to continue to receive an annual bonus in accordance with the Company’s Executive Bonus Plan, to continue to be eligible to receive annual equity awards from the Company in the Board’s discretion, and to participate in the employee benefit plans available to other senior executive officers of the Company.

In the event an Executive’s employment is terminated by the Company without cause (other than due to an expiration of the term of the Employment Agreement or due to the Executive’s death or disability) or the Executive resigns for good reason, and in either case not in connection with a change in control of the Company, the Executive will be entitled to receive, subject to the Executive providing a general release of claims in favor of the Company and complying with the restrictive covenants described below, (i) a lump sum payment equal to 2.25 times (or 1.5 times, in the case of Mr. Andrews and Ms. Nevo-Hacohen) the sum of (a) the Executive’s then-current annual base salary and (b) the average of the Executive’s annual bonus actually earned for the three preceding calendar years (including the value on the vesting date of any equity awards received in lieu of a cash bonus payment) (the “Average Bonus”), with such lump sum to be paid on or within ten days following the sixtieth day following the termination date; (ii) a pro-rata annual bonus for the year of termination, based on the number of days the Executive is employed by the Company during such year and the actual performance level achieved, paid at the time annual bonuses are paid for such year; and (iii) reimbursement of COBRA premiums to cover the Executive and his or her eligible dependents for up to 24 months (or 18 months, in the case of Mr. Andrews and Ms. Nevo-Hacohen).

In the event an Executive’s employment is terminated by the Company without cause (other than due to an expiration of the term of the Employment Agreement or due to the Executive’s death or disability) or the Executive resigns for good reason, and in either case within six months prior to and in connection with or two years following a change in control of the Company, the Executive will be entitled to receive, subject to the Executive providing a general release of claims in favor of the Company and complying with the restrictive covenants described below, (i) a lump sum payment equal to 2.25 times (or 2 times, in the case of Mr. Andrews and Ms. Nevo-Hacohen) the sum of (a) the Executive’s then-current annual base salary and (b) the Average Bonus, with such lump sum to be paid on or within ten days following the sixtieth day following the termination date; (ii) a pro-rata target annual bonus for the year of termination, based on the number of days the Executive is employed by the Company during such year, paid on or within ten days following the sixtieth day following the termination date; and (iii) reimbursement of COBRA premiums to cover the Executive and his or her eligible dependents for up to 24 months.

The Employment Agreements also contain certain restrictive covenants including an indefinite confidentiality clause, 18 month (or 12 month in the case of Mr. Andrews and Ms. Nevo-Hacohen) post-termination non-solicitation of employees or customers clauses, and 18 month (or 12 month in the case of Mr. Andrews and Ms. Nevo-Hacohen) post-termination non-disparagement clause.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated December 24, 2019, between Sabra Health Care REIT, Inc. and Richard K. Matros

10.2	Employment Agreement, dated December 24, 2019, between Sabra Health Care REIT, Inc. and Harold W. Andrews, Jr.

10.3	Employment Agreement, dated December 24, 2019, between Sabra Health Care REIT, Inc. and Talya Nevo-Hacohen

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: December 27, 2019